Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Strong First Quarter Sales;
U.S. Consumer Sales Increase 9%; Acquisitions Push Hawthorne Up 84%

▪	GAAP loss from continuing operations per share of $1.49 vs. $0.35 in prior year

▪	Non-GAAP adjusted loss per share of $1.39 compared with $1.08 in 2018

▪	Year-over-year cost pressures expected to begin offsetting in Q2 for balance of year

▪	Hawthorne Q1 sales trend continues to improve

▪	U.S. retailers highly engaged in preparing for 2019 lawn and garden season

▪	Full-year guidance for sales, adjusted EPS and cash flow re-affirmed

MARYSVILLE, Ohio (January 30, 2019) - The Scotts Miracle-Gro Company (NYSE: SMG), one of the world’s leading marketers of branded consumer lawn and garden as well as hydroponic growing products, today announced that company-wide sales increased 35 percent in its fiscal first quarter driven by acquisitions in the Hawthorne segment as well as strong performance in the U.S. Consumer business.

For the quarter ended December 29, 2018, GAAP loss from continuing operations was $1.49 per share compared with $0.35 per share in fiscal 2018 when the Company recognized a one-time net tax benefit of $42 million related to 2018 federal tax reform. The non-GAAP adjusted loss in the first quarter was $1.39 per share compared with $1.08 last year. The year-over-year non-GAAP decline was largely due to operating items expected to reverse later in the year as well as otherwise positive non-operating items - notably a lower effective tax rate and share count - which have a negative impact in a loss quarter. Due to the seasonal nature of the lawn and garden category, Scotts Miracle-Gro reports a loss each year during its first quarter. The Company’s full year EPS guidance is based on anticipated adjusted non-GAAP results.

“Our operating results are in line with what we expected and, more importantly, we are extremely encouraged with the level of engagement we are seeing from our largest retail partners as we prepare for the 2019 lawn and garden season,” said Jim Hagedorn, chairman and chief executive officer. “The combination of strong retailer support, game-changing innovation with products like Miracle-Gro Performance Organics and Ortho GroundClear, and increased investment behind our brands, give us a high level of confidence in our outlook for the season.

“The recent performance at Hawthorne is also encouraging as we began to see a return to growth in the U.S. hydroponics business in the second half of the first quarter, a trend that has continued in January. The integration of the Sunlight acquisition also remains on track, including the expected cost savings. These facts renew our confidence in our full-year outlook for Hawthorne and our bullish long-term outlook for our role as the leader in this evolving industry.”

First quarter details
For the fiscal first quarter, the Company reported sales of $298.1 million, up 35 percent from $221.5 million a year earlier. Sales for the Hawthorne segment increased 84 percent to $140.8 million driven by the acquisition of Sunlight Supply. U.S. Consumer segment sales increased 9 percent to $136.9 million as some retail partners began taking shipments earlier than a year ago in anticipation of the upcoming lawn and garden season.

The company-wide GAAP and non-GAAP adjusted gross margin rates were 11.6 percent and 12.4 percent, respectively, compared with 15.3 percent a year ago. The changes were driven primarily by negative mark-

to-market adjustments on fuel hedges and anticipated increased freight costs, both of which the Company expects to be offset later in the year.

Selling, general and administrative expenses (SG&A) increased 7 percent to $116.3 million, in line with the Company’s internal expectations, due primarily to acquisitions.

On a company-wide basis, GAAP loss from continuing operations was $82.6 million, or $1.49 per share, compared with $20.0 million, or $0.35 per share, for the first quarter of fiscal 2018. Those results include impairment, restructuring, and other charges, and the impacts from 2018 federal tax reform. Excluding those items, the non-GAAP adjusted loss was $77.0 million, or $1.39 per share, compared with $62.2 million, or $1.08 per share, last year.

“Most of the year-over-year pressures we saw in the first quarter were related to the timing of our business and will be offset later in fiscal 2019,” said Randy Coleman, chief financial officer. “We have good visibility into our cost structure for the year and the price increases we established in our U.S. Consumer segment to offset our cost pressures began to take effect in the second quarter.

“We remain confident in our outlook for sales, earnings and cash flow and realize consistent execution of our business plan is the single most important element of our success this year.”

Conference Call and Webcast Scheduled for 9:00 a.m. EST Today, January 30
The Company will discuss results during a webcast and conference call today at 9:00 a.m. EST. To participate in the conference call, please call 866-337-5532 (Conference Code: 2444264). A replay of the call can be heard by calling 888-203-1112. The replay will be available for 15 days.

A live webcast of the call and the press release will be available on Company’s investor relations website at http://investor.scotts.com. An archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $2.6 billion in sales, the Company is one of the world's largest marketers of branded consumer products for lawn and garden care. The Company's brands are among the most recognized in the industry. The Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in the U.S. and certain other countries by Scotts and owned by Monsanto. We maintain a minority interest in TruGreen®, the largest residential lawn care service business, and in Bonnie Plants®, the largest marketer of edible gardening plants in retail channels. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Forward Looking Non-GAAP Measures
In this release, the Company provides an outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•
Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Climate change and unfavorable weather conditions could adversely impact financial results;

•
Certain of the Company’s products may be purchased for use in new or emerging industries or segments and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative practices, enforcement approaches, judicial interpretations and consumer perceptions;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•
In the event the Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expenses absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 27% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•
Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except for per common share data)
(Unaudited)

		Three Months Ended
	Footnotes	December 29, 2018	December 30, 2017	% Change
Net sales		$298.1	$221.5	35%
Cost of sales		261.1	187.5
Cost of sales—impairment, restructuring and other		2.5	—
Gross profit		34.5	34.0	1%
% of sales		11.6%	15.3%
Operating expenses:
Selling, general and administrative		116.3	108.2	7%
Impairment, restructuring and other		3.5	(0.2)
Other income, net		(0.4)	(2.1)
Loss from operations		(84.9)	(71.9)	(18)%
% of sales		(28.5)%	(32.5)%
Equity in income of unconsolidated affiliates		(1.3)	(0.6)
Interest expense		25.2	17.8
Other non-operating income, net		(2.9)	(2.5)
Loss from continuing operations before income taxes		(105.9)	(86.6)	(22)%
Income tax benefit from continuing operations		(23.3)	(66.6)
Loss from continuing operations		(82.6)	(20.0)	(313)%
Income (loss) from discontinued operations, net of tax		2.9	(1.2)
Net loss		$(79.7)	$(21.2)
Net loss attributable to noncontrolling interest		0.1	—
Net loss attributable to controlling interest		$(79.6)	$(21.2)

Basic income (loss) per common share:	(1)
Loss from continuing operations		$(1.49)	$(0.35)	(326)%
Income (loss) from discontinued operations		0.05	(0.02)
Net loss		$(1.44)	$(0.37)

Diluted income (loss) per common share:	(2)
Loss from continuing operations		$(1.49)	$(0.35)	(326)%
Income (loss) from discontinued operations		0.05	(0.02)
Net loss		$(1.44)	$(0.37)

Common shares used in basic income (loss) per share calculation		55.3	57.6	(4)%
Common shares and potential common shares used in diluted income (loss) per share calculation		55.3	57.6	(4)%

Non-GAAP results:
Adjusted net loss attributable to controlling interest from continuing operations	(3)	$(77.0)	$(62.2)	(24)%
Adjusted diluted loss per common share from continuing operations	(2) (3)	$(1.39)	$(1.08)	(29)%
Adjusted EBITDA	(3)	$(47.4)	$(44.8)	(6)%
Note: See accompanying footnotes on page 8.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company.

Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended
	December 29, 2018	December 30, 2017	% Change
Net Sales:
U.S. Consumer	$136.9	$125.9	9%
Hawthorne	140.8	76.7	84%
Other	20.4	18.9	8%
Consolidated	$298.1	$221.5	35%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$(43.1)	$(37.9)	(14)%
Hawthorne	4.4	1.7	159%
Other	(4.0)	(4.0)	—%
Total Segment Loss (Non-GAAP)	(42.7)	(40.2)	(6)%
Corporate	(27.9)	(25.0)
Intangible asset amortization	(8.3)	(6.9)
Impairment, restructuring and other	(6.0)	0.2
Equity in income of unconsolidated affiliates	1.3	0.6
Interest expense	(25.2)	(17.8)
Other non-operating income, net	2.9	2.5
Loss from continuing operations before income taxes (GAAP)	$(105.9)	$(86.6)	(22)%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	December 29, 2018	December 30, 2017	September 30, 2018

ASSETS
Current assets:
Cash and cash equivalents	$22.6	$54.5	$33.9
Accounts receivable, net	208.2	170.6	310.5
Inventories	745.4	696.1	481.4
Prepaid and other current assets	102.5	61.7	59.9
Total current assets	1,078.7	982.9	885.7
Investment in unconsolidated affiliates	37.3	31.7	36.1
Property, plant and equipment, net	519.8	464.1	530.8
Goodwill	539.7	464.8	543.0
Intangible assets, net	846.8	783.4	857.3
Other assets	202.9	183.9	201.6
Total assets	$3,225.2	$2,910.8	$3,054.5
LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt	$95.1	$86.1	$132.6
Accounts payable	237.0	223.2	150.5
Other current liabilities	262.5	161.8	329.6
Total current liabilities	594.6	471.1	612.7
Long-term debt	2,186.2	1,697.0	1,883.8
Distributions in excess of investment in unconsolidated affiliate	21.9	21.9	21.9
Other liabilities	169.3	213.0	176.5
Total liabilities	2,972.0	2,403.0	2,694.9
Equity	253.2	507.8	359.6
Total liabilities and equity	$3,225.2	$2,910.8	$3,054.5

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per common share data)
(Unaudited)

	Three Months Ended December 29, 2018				Three Months Ended December 30, 2017
	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)	As Reported (GAAP)	Discontinued Operations	Impairment, Restructuring and Other	Adjusted (Non-GAAP)
Gross profit	$34.5	$—	$(2.5)	$37.0	$34.0	$—	$—	$34.0
Gross profit as a % of sales	11.6%			12.4%	15.3%			15.3%
Loss from operations	(84.9)	—	(6.0)	(78.9)	(71.9)	—	0.2	(72.1)
Loss from operations as a % of sales	(28.5)%			(26.5)%	(32.5)%			(32.6)%
Loss from continuing operations before income taxes	(105.9)	—	(6.0)	(99.9)	(86.6)	—	0.2	(86.8)
Income tax benefit from continuing operations	(23.3)	—	(0.5)	(22.8)	(66.6)	—	(42.0)	(24.6)
Loss from continuing operations	(82.6)	—	(5.5)	(77.1)	(20.0)	—	42.2	(62.2)
Net loss attributable to controlling interest	(79.6)	2.9	(5.5)	(77.0)	(21.2)	(1.2)	42.2	(62.2)
Diluted loss per common share from continuing operations	(1.49)	—	(0.10)	(1.39)	(0.35)	—	0.73	(1.08)

Calculation of Adjusted EBITDA (3):	Three Months Ended December 29, 2018	Three Months Ended December 30, 2017
Net loss (GAAP)	$(79.7)	$(21.2)
Income tax benefit from continuing operations	(23.3)	(66.6)
Income tax expense from discontinued operations	2.0	—
Gain on sale / contribution of business	—	(0.2)
Interest expense	25.2	17.8
Depreciation	14.0	12.7
Amortization	8.3	7.1
Impairment, restructuring and other charges (recoveries) from continuing operations	6.0	(0.2)
Impairment, restructuring and other charges (recoveries) from discontinued operations	(4.9)	1.4
Interest income	(2.5)	(2.5)
Expense on certain leases	0.9	0.9
Share-based compensation expense	6.6	6.0
Adjusted EBITDA (Non-GAAP)	$(47.4)	$(44.8)

Note: See accompanying footnotes on page 8.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)
Basic income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares outstanding during the period.

(2)
Diluted income (loss) per common share amounts are calculated by dividing income (loss) from continuing operations, income (loss) from discontinued operations and net income (loss) attributable to controlling interest by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)	Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment. Management views free cash flow productivity as a useful measure to help investors understand the Company’s ability to generate cash.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•
Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.

•
Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.

•
Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.

•
Charges or credits incurred by the Company’s joint venture with TruGreen Holding Corporation (the “TruGreen Joint Venture”) that are apart from and not indicative of the results of its ongoing operations, including transaction related costs, refinancing costs, restructurings and other discrete projects or transactions including a non-cash

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

purchase accounting fair value write-down adjustment related to deferred revenue and advertising (“TruGreen Joint Venture non-GAAP adjustments”). The Company holds a noncontrolling equity interest of approximately 30% in the TruGreen Joint Venture. The Company does not control, nor does it have any legal claim to, the revenues and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. The use of non-GAAP measures that are subject to TruGreen Joint Venture non-GAAP adjustments is not intended to imply that the Company has control over the operations and resulting revenue and expenses of the TruGreen Joint Venture or its other unconsolidated affiliates. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all revenue and expenses of the unconsolidated affiliates.

•
Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, the determination of incentive compensation, and by investors and analysts in evaluating performance of the business:

Adjusted gross profit: Gross profit excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from continuing operations before income taxes: Income (loss) from continuing operations before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income tax expense (benefit) from continuing operations: Income tax expense (benefit) from continuing operations excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments.
Adjusted income (loss) from continuing operations: Income (loss) from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted net income (loss) attributable to controlling interest from continuing operations: Net income (loss) attributable to controlling interest excluding impairment, restructuring and other charges / recoveries, costs related to refinancing, TruGreen Joint Venture non-GAAP adjustments and discontinued operations, each net of tax.
Adjusted diluted income (loss) per common share from continuing operations: Diluted income (loss) per common share from continuing operations excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and TruGreen Joint Venture non-GAAP adjustments, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). The presentation of adjusted EBITDA is intended to be consistent with the calculation of that measure as required by the Company’s borrowing arrangements, and used to calculate a leverage ratio (maximum of 5.25 at December 29, 2018) and an interest coverage ratio (minimum of 3.00 for the twelve months ended December 29, 2018).
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.
Free cash flow productivity: Ratio of free cash flow to net income (loss).

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three months ended December 29, 2018, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
In connection with the acquisition of Sunlight Supply during the third quarter of fiscal 2018, the Company announced the launch of an initiative called Project Catalyst. Project Catalyst is a company-wide restructuring effort to reduce operating costs throughout the U.S. Consumer, Hawthorne and Other segments and drive synergies from recent acquisitions within Hawthorne. During the three months ended December 29, 2018, the Company continued to execute on its planned facility closures and consolidations and terminated employees in duplicate roles which resulted in charges of $5.5 million related to Project Catalyst. During the three months ended December 29, 2018, the Company recognized employee termination benefits of $0.3 million, impairment of property, plant and equipment of $0.5 million and facility closure costs of $1.7 million in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations. For the three months ended December 29, 2018, the Company recognized employee termination benefits of $2.5 million and facility closure costs of $0.5 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized insurance recoveries of $5.0 million related to the previously disclosed legal matter In re Morning Song Bird Food Litigation for the three months ended December 29, 2018 in the “Income (loss) from discontinued operations, net of tax” line in the Condensed Consolidated Statements of Operations.

•
The Company recognized a charge of $0.5 million for a probable loss on the previously disclosed legal matter In re Scotts EZ Seed Litigation for the three months ended December 29, 2018 in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

For the three months ended December 30, 2017, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•
The Company recognized adjustments to previously recognized termination benefits of $0.2 million for the three months ended December 30, 2017 related to Project Focus activity within the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.

•
On December 22, 2017, H.R.1 (the “Act,” formerly known as the “Tax Cuts and Jobs Act”) was signed into law. The Act provides for significant changes to the U.S. Internal Revenue Code of 1986, as amended. Among other items, the Act implements a territorial tax system, imposes a one-time transition tax on deemed repatriated earnings of foreign subsidiaries, and reduces the federal corporate statutory tax rate to 21% effective January 1, 2018. As the Company’s fiscal year end falls on September 30, the federal corporate statutory tax rate for fiscal 2018 was prorated to 24.5%, with the statutory rate for 2019 and beyond at 21%. At September 30, 2017, the Company had a net deferred tax liability of $157.5 million. In connection with this law change, the Company recognized a one-time $45.9 million net tax benefit adjustment reflecting the revaluation of its net deferred tax liability at the lower tax rate. In addition, as part of the Act, the Company recognized one-time tax expense on deemed repatriated earnings and cash of foreign subsidiaries as required by the new law of $14.0 million plus local statutory withholding tax expense on these foreign subsidiaries of $3.8 million; partially offset by the recognition and application of foreign tax credits associated with these foreign subsidiaries of $13.9 million.

Forward Looking Non-GAAP Measures

In this earnings release, the Company presents its outlook for fiscal 2019 non-GAAP adjusted EPS. The Company does not provide a GAAP EPS outlook, which is the most directly comparable GAAP measure to non-GAAP adjusted EPS, because changes in the items that the Company excludes from GAAP EPS to calculate non-GAAP adjusted EPS, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast the excluded items for internal use and therefore cannot create or rely on a GAAP EPS outlook without unreasonable efforts. The timing and amount of any of the excluded items could significantly impact the Company’s GAAP EPS. As a result, the Company does not provide a reconciliation of guidance for non-GAAP adjusted EPS to GAAP EPS, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.